Exhibit 5.2

October 31, 2003

The PMI Group, Inc.,

3003 Oak Road,

Walnut Creek, California 94597.

Ladies and Gentlemen:

In connection with the registration under the Securities Act (the “Act”) of 13,800,000 5 7/8% Hybrid Income Term Security Units (the “Units”) of The PMI Group, Inc., a Delaware corporation (the “Company”), to be issued pursuant to the Stock Purchase Contract, to be entered into by and between the Company and the Bank of New York, as Purchase Contract Agent, in substantially the form (the “Purchase Contract Agreement”) attached as an exhibit to the Company’s Registration Statement on Form S-3 (No. 333-107747) (the “Registration Statement”), each Unit initially consisting of (i) a stock purchase contract (each, a “Purchase Contract”) under which the holder will agree to purchase from the Company on November 15, 2006, a specified number of newly issued shares of common stock, par value $0.01 per share, of the Company (the “Common Shares”) and (ii) $25 principal amount of the Company’s 3.0% senior notes due November 15, 2008 (the “Notes”) to be issued pursuant to the Indenture to be entered into by and between the Company and The Bank of New York, as Trustee (the “Trustee”), to be supplemented by Supplemental Indenture No. 1, in each case in substantially the form attached as an exhibit to the Registration Statement (as so supplemented, the “Indenture”) and related stock purchase rights (the “Rights”) to be issued pursuant to the Agreement, dated as of January 26, 1998, between the Company and Mellon Investor Services LLC (successor to ChaseMellon Shareholder Services, L.L.C.), as Rights Agent (the “Rights Agent”), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, we advise you that, in our opinion:

(1)	When the Purchase Contract Agreement and the Indenture have been duly authorized, executed and delivered and the Units, the Purchase Contracts and the Notes have been duly issued and sold as contemplated by the Registration Statement, the Prospectus, dated October 3, 2003 included therein and the Prospectus Supplement relating to the Units, dated as of October 28, 2003 (“the Prospectus Supplement”), the Units, the Purchase Contracts and the Notes will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and the Common Shares, when duly issued pursuant to the terms and conditions of the Purchase Contracts, will be validly issued, fully paid and nonassessable.

(2)	Assuming that the Board of Directors of the Company, after fully informing itself with respect to the Rights Agreement and the Rights and after giving due consideration to all relevant matters, determined that the execution and delivery of the Rights Agreement and the issuance of the Rights thereunder would be in the best interests of the Company and its stockholders, and assuming further that the Rights Agreement has been duly authorized, executed and delivered by the Rights Agent, then when the Common Shares have been validly issued pursuant to the terms and conditions of the Purchase Contracts, the Rights attributable to the Common Shares will be validly issued.

In connection with our opinion set forth in paragraph (2) above, we note that the question whether the Board of Directors of the Company might be required to redeem the Rights at some future time will depend upon the facts and circumstances existing at that time and, accordingly, is beyond the scope of such opinion.

The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

We hereby consent to the filing of this opinion as an exhibit to a Form 8-K incorporated by reference in the Registration Statement and to the references to us under the heading “Validity of Securities” in the Prospectus and in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP